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                                                                      Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Rainbow Rentals, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-79963 and No. 333-40690) on Forms S-8 of Rainbow Rentals, Inc. of our report dated February 26, 2004, relating to the consolidated balance sheets of Rainbow Rentals, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Rainbow Rentals, Inc.

/s/ KPMG LLP
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KPMG LLP
Cleveland, Ohio
March 5, 2004

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